Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jack Maurer 412-434-2181 jmaurer@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com
Platinum Equity to terminate agreement to purchase PPG’s auto glass businesses
PITTSBURGH, Dec. 27, 2007 — PPG Industries (NYSE: PPG) was notified that affiliates of Platinum Equity, Beverly Hills, Calif., intend to terminate, after December 31, 2007, their contract under which they agreed to purchase PPG’s automotive original equipment manufacture (OEM) glass and automotive replacement (ARG) glass and services businesses. In addition, PPG confirmed that Platinum’s affiliates filed suit in the Supreme Court of the State of New York, County of New York, alleging that the Platinum group is not obligated to consummate the agreement. While PPG does not comment on the specifics of litigation, the company stated that it intends to vigorously enforce its rights under its agreements with the Platinum group.
PPG also said that, in the event the transaction does not close with the Platinum group, it will continue to explore divestiture, restructuring and other strategic alternatives for the automotive OEM and replacement glass and services businesses with the goal of maximizing shareholder value.
The automotive OEM glass business unit supplies windshields, rear and side windows, sunroofs and assemblies for auto and truck manufacturers. The ARG and services business unit supplies and distributes replacement automotive glass products for use in the aftermarket. It also provides insurance claim services through its LYNX Services subsidiary, glass management software through its GTS Services subsidiary, and e-business solutions through its GLAXIS subsidiary.
The two automotive glass businesses manufacture and fabricate products in nine North American plants located in Berea, Ky.; Creighton, Meadville and Tipton, Pa.; Crestline, Ohio; Evansville, Ind.; Evart, Mich.; and Hawkesbury and Oshawa, Ont., Canada. In addition, there are nine satellite parts assembly plants, and there are LYNX Services claims management centers in Fort Myers, Fla., and Paducah, Ky. Combined, the businesses employ approximately 4,400 people.
About PPG
Pittsburgh-based PPG is a global supplier of industrial coatings, applied coatings, specialty chemicals, commodity chemicals and glass. The company employs nearly 34,000 people and has 125 manufacturing facilities and equity affiliates in more than 25 countries. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.